[SPARTAN MOTORS, INC. letterhead]




                                  [date]




Dear Spartan Motors, Inc. Shareholder:

Spartan Motors held its annual meeting on Wednesday, June 5, 1996, for the purpose of voting on several proposals described in the 1996 Proxy Statement, which was distributed on May 1, 1996.

Although most shareholders who cast their votes did so in support of the proposals, not as many shareholders voted as we had hoped. This is primarily because the proposals included a non-routine item, which REQUIRES THAT EACH INDIVIDUAL SHAREHOLDER CAST THEIR OWN VOTE OR SPECIFICALLY DIRECT THEIR BROKER OR INVESTMENT ADVISOR ON HOW TO VOTE. We have postponed the final vote tally until June 20, 1996 to ensure all shareholders have the opportunity to vote.

WE HAVE NOT RECEIVED YOUR VOTE AS A SPARTAN MOTORS SHAREHOLDER, and we encourage you to respond by completing and mailing the enclosed proxy. Your vote is important, and I urge you to respond regardless of the number of shares you own.

Your board of directors recommends that YOU VOTE FOR election of all nominees as directors; FOR approval of the Restated Articles of Incorporation; FOR approval of the amendment to the 1988 Nonqualified Stock Option Plan; and FOR approval of the 1996 Stock Option and Restricted Stock Plan for Outside Market Advisors.

Please take this opportunity to vote on these important matters. Please sign, date and return the proxy card in the enclosed pre-addressed envelope at your earliest possible convenience as we are nearing the voting deadline.

On behalf of the board of directors and management team, thank you for your continued interest in Spartan Motors, Inc. Your support is greatly appreciated.

Sincerely,


George W. Sztykiel
Chief Executive Officer and
Chairman of the Board